Exhibit 99.1

Lime Energy Co. Reports Results for

Three-Month Period Ended March 31, 2010

ELK GROVE VILLAGE, IL, May 13, 2010—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency solutions, today announced its results for the three-month period ended March 31, 2010.  “Consolidated revenue was $11.8 million, a decrease of $1.9 million from the $13.7 million earned during the first quarter of 2009” stated David Asplund, Chief Executive Officer.  Revenue earned through sales to our commercial and industrial markets declined approximately $1 million while revenue from our public sector markets declined approximately $2.8 million.  These declines were partially offset by revenue of $1.9 million from our newly established utility demand-side program management and implementation business.”

“Our C&I business was down compared to last year primarily because the first quarter of last year benefited from significant carryover business from a record fourth quarter of 2008” continued Mr. Asplund.  “Our public sector business continues to be affected by stimulus-related project delays however we are beginning to see some ARRA funding begin to be spent and believe the flow of funding will continue to grow over the coming months.  Revenue from our utility business grew rapidly in the first quarter” Mr. Asplund highlighted.  “This is proving to be an exciting new growth area for us as utilities take a leading role in delivering energy efficiency upgrades to their customers’ facilities.  We now have three contracts for the implementation of utility demand-side management programs which give us exclusive access to utility incentives which pay 70% to 80% of project costs in large geographic areas.  We expect this to be a strong growth area in 2010 and beyond and believe our skill sets across program management, energy engineering, design and implementation provide us with all of the capabilities required to assist utilities in achieving their energy efficiency goals.”

Results for the three-month period ended March 31, 2010:

•                  Revenue of $11.8 million, a $1.9 million or 13.9% decrease when compared to $13.7 million for the first quarter of 2009.

•                  Gross profit of $1.9 million, a $900,000 decrease from the $2.8 million earned during the first quarter of 2009.

•                  Gross profit margin of 15.7% as compared to 20.4% earned during the first quarter of 2009.

•                  Loss from continuing operations of $4.7 million, compared to a loss from continuing operations of $3.2 million for the three-month period ended March 31, 2009.

•                  Net loss available to common stockholders of $4.7 million, an increase of $500,000 or 12.8% when compared to the $4.2 million loss for the first quarter of 2009.

•                  Adjusted EBITDA loss of $4.1 million, an increase of $2.4 million compared to the $1.7 million loss recorded for the first quarter of 2009*.

•                  Basic and diluted loss per common share from continuing operations of $0.20 as compared to $0.34 per share for the first quarter of 2009.

•                  Basic and diluted loss per common share of $0.20 per share versus a loss of $0.38 per share for the first quarter of 2009.

* Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.

Business Highlights

•                  Awarded contracts for the implementation of demand-side management programs in Con Edison and Orange & Rockland utility territories and in Northern New Jersey for a program administered by the New Jersey Office of Clean Energy

•                  Awarded additional contracts from the United States Postal Service (USPS) to develop and implement energy efficiency projects for USPS facilities in select regions

•                  Selected by GEMSA Power Buyer and Power Buyer Green to provide members with energy efficiency solutions.

•                  Promoted David Krueger to President of the Commercial and Industrial Division

•                  Awarded engineering contracts for energy audits of municipal buildings in Allegheny County, PA and Sandy UT

•                  Achieved a cumulative 50 million kWh of savings, $6 million in energy savings and over $1.2 million in rebates from over 30 utility providers for bank customers through energy efficiency improvements in 4,800 bank branches in 45 states and 5 million square feet of administration buildings and data centers.

Financial Outlook

We remain optimistic on the growth opportunities in each of our markets and continue to expect our total revenue for 2010 to be between $95 million and $100 million with an adjusted EBITDA loss of between $3 million and $4 million. Our backlog remains at $94 million which is the largest and most diversified backlog in our history.  We also continue to expect our revenue to be heavily weighted toward the third and fourth quarters due to the combination of the expected timing of public sector projects, the continuing ramp up of our utility program management business and the typical seasonal pattern of revenue for our C&I business.  We therefore expect second quarter revenue to be between $16 million and $16.5 million.

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenue	$11,813	$13,725
Cost of sales	9,953	10,920
Gross profit	1,860	2,805

Selling, general and administrative	6,433	5,233
Amortization of intangibles	163	345
Operating Loss	(4,736)	(2,773)

Other income (expense)	40	(443)
Loss from continuing operations	(4,696)	(3,216)

Loss from discontinued operations	—	(392)
Net loss	$(4,696)	$(3,608)

Preferred stock dividends	—	(556)
Net loss available to common stockholders	$(4,696)	$(4,164)

Basic and diluted loss per common share from continuing operations	(0.20)	(0.34)

Discontinued operations	—	(0.04)

Basic and Diluted Loss per Common Share	$(0.20)	$(0.38)

Weighted Average Common Shares Outstanding	23,592	11,018

Adjusted EBITDA	$(4,080)	$(1,696)

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the Company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission.  We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.

A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows:

	Three Months Ended
	March 31,
	2010	2009

Net loss	(4,696)	(3,608)

Interest expense, (net)	(40)	443
Depreciation & amortization	281	603
Provision for income taxes	—	—

EBITDA	(4,455)	(2,562)

Share based compensation	375	474
Discontinued Operations	—	392

Adjusted EBITDA	$(4,080)	$(1,696)

Additional Information

A full analysis of the three month results will be available in our 10-Q, which we will release on May 13, 2010 and made available on our website at www.lime-energy.com or on www.sec.gov.

Conference Call Information

Lime Energy Co. (Nasdaq: LIME), will hold a conference call on Tuesday, May 13th at 4:30 PM ET to discuss first quarter operating results.

Investors can access the call by calling toll free 866-711-8198 and use passcode 53530856. International callers can dial 617-597-5327 and use the same passcode.

The call will be available for replay until August 13, 2010 by dialing toll free 888-286-8010 or 617-801-6888. The replay will require use of passcode 86696337.

The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

About Lime Energy Co.

Lime Energy is a leading provider of energy efficiency solutions.  Our services include integrated energy engineering, consulting and implementation of solutions which enable our customers to reduce their facilities’ energy consumption, lower their operating and maintenance costs and reduce their carbon footprint.  We focus on solutions which include lighting, mechanical and electrical upgrade services, water conservation, weatherization and renewable project development and implementation.  We provide these solutions to the commercial and industrial markets, utilities and the government sector across a wide range of facilities including high-rise office buildings, manufacturing plants, retail sites, mixed use complexes and large government sites.  The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.